EXHIBIT 99.1

Stock Symbol/Company Name -	IVDN.OB, Innovative Designs, Inc.
Date to be released -	March 5, 2009
Time to be released -	7:00 am
Contact Name -	Joseph Riccelli, CEO
Contact Phone Number -	(P) 412-799-0350

<><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><><>

Innovative Designs Shows Excellent 1st Quarter

PITTSBURGH, PA -- (MARKET WIRE)—March 5, 2009 – Innovative Designs Inc (IVDN) ended its 1st Quarter January 31, 2009, showing an increase in Comp Sales over the same period last year of nearly 300%. This increase has resulted in 2009 YTD Sales surpassing Total Sales for all of 2008. With bitter cold still affecting much of the nation throughout February 2009, sales continued at a brisk pace. Even at what is recognized as the latter part of the winter selling season, additional new retailers continue to come onboard as customer demand is out-weighing what has been labeled a slow economy.
Joseph Riccelli, CEO, commented, “Everyday, more and more consumers are becoming aware of our quality products. This has resulted in a successful selling season for our existing retailers, and a continual growth of new retailers. Our retail base will be much more widespread for the 2009-2010 season, allowing many consumers across the country to purchase our goods.”
With demand continuing to grow, Innovative Designs Inc. will expand the Arctic Armor line for the 2009-2010 season. This information will be made public within a short period of time. Gregory Domian, V.P. of Sales and Marketing stated, “We have gathered valuable input from our sales force, and used it to add what we perceive to be products that will only enhance our sales for the upcoming season. These new items will add to our already diverse product offerings.”

The Company

Innovative Designs, Inc. manufactures the Arctic Armor® Line, hunting apparel, swimwear, wind shirts, jackets, and the multi-function "All in One" under the "i.d.i.gear" label featuring INSULTEX®. INSULTEX® is the thinnest, lightest and warmest insulator in the market today. For more information, please visit http://www.idigear.com.

Disclaimer

Certain statements in this press release constitute "forward-looking" statements as defined by federal law. Such statements are based on assumptions, but there is no assurance that actual outcomes will not be materially different as those implied. Any such statements are made in reliance on the "Safe Harbor" protections provided under the Private Securities Reform Act of 1995 and are subject to various factors, including the risks and matters discussed in the Company's SEC filings available at http://www.sec.gov